Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Accenture Ltd:
We consent to the incorporation by reference in the registration statements (No. 333-142989) on Form S-3 and (No. 333-65376) on Form S-8 of Accenture Ltd of our report dated October 20, 2008, with respect to the Consolidated Balance Sheets of Accenture Ltd as of August 31, 2008 and 2007, and the related Consolidated Statements of Income, Shareholders’ Equity and Comprehensive Income, and Cash Flows for each of the years in the three-year period ended August 31, 2008, and the effectiveness of internal control over financial reporting as of August 31, 2008, which report appears in the August 31, 2008 annual report on Form 10-K of Accenture Ltd.
Our report states that the Company, as of September 1, 2007, changed its method of accounting for uncertain tax positions, as of August 31, 2007, changed its method of accounting for defined benefit pension and other postretirement plans, and as of September 1, 2005, changed its method of accounting for share-based compensation awards.
/s/ KPMG LLP
Chicago, Illinois
October 20, 2008